Exhibit 10.12



                         EXECUTIVE EMPLOYMENT AGREEMENT

                                     BETWEEN

                     MORTGAGE ASSISTANCE CENTER CORPORATION

                                       AND

                                 RICHARD COLEMAN


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of the first day of March 2007 by and between Mortgage Assistance Center Corporation, a Florida corporation, (the "Corporation") and Richard Coleman, a resident of Florida (hereinafter referred to as "Executive").

         WHEREAS, the parties, for and in consideration of the mutual and reciprocal covenants and agreements hereinafter contained, and intending to be legally bound hereby, do contract and agree as follows:

         1. Purpose and Employment. The Corporation's primary business (the "Corporation's Business") is (a) to acquire from banks and other financial institutions relatively large "pools" or groups, consisting of at least ten (10) or more multiple non-performing mortgages in any one particular "pool" or group, together with the underlying distressed real properties primarily composed of single family residences throughout the United States; (b) to generally purchase such "pools" or groups of multiple non-performing mortgages through special purpose entities formed with financial partners through a competitive bidding process or through direct negotiations with the selling bank or financial institution; and (c) to categorize and separate the newly-acquired real estate mortgages and real properties into various sub-groups for management, rehabilitation and resale, usually over a period of eighteen to twenty-four months. The purpose of this Agreement is to define the employment relationship between the Corporation and Executive. The Corporation agrees to employ Executive as the Corporation's Senior Vice President and Chief Financial Officer, and Executive hereby accepts such employment by the Corporation, all upon the terms and conditions hereinafter set forth.

         2. Executive's Duties and Responsibilities.

                  (a) Duties. Executive shall serve the Corporation as its Senior Vice President and Chief Financial Officer. At all times, Executive shall report to the Corporation's President and Chief Executive Officer, shall perform such duties, consistent with the Executive's employment as the Senior Vice President and Chief Financial Officer of the Corporation, shall hold such other titles with respect to the Corporation, or any of its divisions, subsidiaries, or affiliates, as the Corporation's President and Chief Executive Officer may from time to time determine, and shall comply with all applicable provisions of the Corporation's certificate of incorporation, and any amendments thereto. As to employees under his management jurisdiction, including those working directly


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under his  supervision,  Executive  shall use his best  commercially  reasonable efforts (i) to employ and retain only employees who are capable and willing to perform according to applicable legal requirements and applicable policies of the Corporation, and also (ii) to assure that such personnel are properly trained and supervised. Executive may hire and terminate the employment of any other employee of the Corporation, or of any of its divisions, subsidiaries or affiliates, who is under his management jurisdiction.

                  (b) Responsibilities. Executive agrees that during the term of his employment by the Corporation, he will devote all business time necessary, proper and appropriate to fulfill and discharge his duties and responsibilities to the best of his abilities and to exert his best commercially reasonable efforts and abilities to the performance of his duties and responsibilities for the Corporation. Executive agrees to act with the Corporation's best interest in mind at all times. Executive will conduct himself at the highest professional standards of ethics and integrity. Executive agrees to use his best commercially reasonable efforts and skills to preserve the business of the Corporation and the goodwill of its employees and persons having business relations with the Corporation. Executive will comply with all of the Corporation's policies and procedures as applicable to Executive.

                  (c) Permitted Activities. Notwithstanding the foregoing, it shall not be a violation of Section 2(b) for the Executive to (i) serve on corporate, civic, or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions during times other than normal business hours during the business week, or (iii) maintain his current residence in Tampa, Florida, and commute by air to Dallas, Texas on a consistent and regular basis as required by the President and Chief Executive Officer of the Corporation during the term of this Agreement, and (iv) manage his personal finances and investments, so long as none of such activities as set forth in this subsection (c) (singularly or collectively) significantly interfere with the performance of the Executive's responsibilities as an employee of the Corporation in accordance with this Agreement.

         3. Term. The term of this Agreement shall be for a period of two (2) years commencing and effective as of the date of full execution of this Agreement as set forth herein, (the "Term") unless terminated earlier by in accordance with Section 8 of this Agreement. Upon completion of the original Term, the Agreement shall automatically be renewed for a period of one (1) year as of each succeeding anniversary date; provided, however, that the Corporation or the Executive may terminate the Agreement effective as of any such renewal date by providing ninety (90) days advance written notice to the other party prior to such renewal. The parties agree that the obligations created in Sections 6, 7, 10 and 11 of this Agreement will survive the termination of Executive's employment with the Corporation.

         4. No Limitations. Executive warrants and represents that he is under no contractual, judicial or other restraint that impairs his right or legal ability to enter into this Agreement and to carry out his duties and responsibilities for the Corporation.

         5. Compensation and Benefits. For all the services to be rendered by Executive hereunder, the Corporation shall provide Executive with the following compensation and benefits:



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         (a) Base Salary.  During the Term of this  Agreement,  the  Corporation will pay Executive an annual base salary of one hundred seventy-five thousand dollars ($175,000) payable in monthly installments and in coordination with the normal payroll cycle of the Corporation. Commencing as of January 1, 2008, Executive's Base Salary shall be reviewed no less frequently than annually by
the   Corporation  and  may  be  adjusted  upward  (but  not  downward)  by  the
Corporation. Upon such annual review during the Term, Executive's Base Salary shall be increased to the greatest of (i) an amount equal to Base Salary for the prior year plus 5%, (ii) a factor measured by the increase, if any, in the Consumer Price Index for Wage Earners and Clerical Workers (CPI-W), as published by the Bureau of Labor Statistics, for the prior calendar year (the "CPI Adjustment") or (iii) such greater amount as may be agreed by Executive and the Company.

         (b) Incentive Compensation. In the event that the Corporation's financial performance meets or exceeds the annual financial budget projection for any fiscal year as approved by the Board of Directors while this Agreement is in effect, Executive shall receive a cash bonus equal to fifty percent (50%) of the Executive's base salary, and any such cash bonuses shall be paid to Executive no later than April 15th of the year following the year in which such cash or stock bonus was earned. . Executive may be entitled to other bonuses and incentive compensation as may be determined by the Corporation's Board of
Directors in its sole discretion. Each such other bonus or incentive compensation may be paid in cash or shares of common stock as the Corporation's Board of Directors shall determine such other incentive compensation may also include options to purchase shares of the Corporation's common stock pursuant to a plan established by the Corporation's Board of Directors.

         (c) Vacation and Holidays. Executive shall be entitled to two (2) weeks' vacation with pay (or such greater length of time as may be approved from time to time by the Corporation's Board of Directors) during the first fiscal year of the Agreement, and shall be entitled to three (3) weeks vacation with pay during each subsequent fiscal year thereafter, with such vacations to be taken by Executive at such times as shall be consistent with the business requirements of the Corporation. In addition, Executive shall also be entitled to such holidays as are customarily observed by the Corporation for its employees. Unused holidays and days of vacation may not be carried over from one fiscal year to another, and additional income will not be given for vacation time or holidays not taken. Notwithstanding anything contained to the contrary herein, if Executive is terminated without "Good Cause" as defined in Section 8(d), Executive shall receive the base salary for any unused vacation time for the fiscal year in which such termination without "Good Cause" occurs.

         (d) Other Benefits. The Corporation shall pay Executive, whether directly or by reimbursement, for that certain health and medical, dental and vision coverage currently in force as of this date and being made available to Executive pursuant to such Executive's current medical insurance coverage or any subsequent replacement coverage. During the term of this Agreement, the Corporation shall pay for or shall reimburse Executive for coach airfare, ground transportation, reasonable per diem food allowance, moderately priced temporary accommodations (such as Hampton Inn, Holiday Inn or Homesuites hotel/motel), a cellular telephone with a plan of Executive's choice as well as a new laptop computer of his personal choice for Executive's business use, all as approved by



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the  President  and  Chief  Operating  Officer  of the  Corporation  in his sole reasonable discretion. In addition to other benefits conferred under this Agreement, Executive shall have the right to participate in (on the same terms and conditions as available to other senior executives of the Corporation) all
pension  plans,   retirement  plans,  deferred  compensation  plans,   executive
compensation plans, major medical,  group health,  disability,  accidental death
and  group  term  life  insurance  plans,   "fringe"  benefit  plans  (including
permissible sick days or leave days), and other employee benefit plans that the Corporation shall, from time to time, generally confer upon other senior executives of the Corporation.

         (e) Expenses. Executive is expected from time to time, to incur reasonable expenses as he reasonably deems to be for the Corporation's benefit and for promoting the business of the Corporation, including expenses for entertainment, travel, and similar items. Executive shall be reimbursed for all such reasonable expenses (in accordance with the policies and procedures regarding employee business-related expense from time to time established by the Corporation for its senior executive officers) upon his presenting to the Corporation a detailed itemized expense voucher therefore in accordance with applicable corporate policies. Executive may also draw funds from the Corporation, but only to the extent necessary and appropriate, for reasonable expenses to be incurred on behalf of the Corporation and then only in accordance with applicable corporate policies. Detailed records of the expenditure of such funds shall be tendered by Executive for expenses incurred on behalf of the Corporation in accordance with applicable corporate policies, and if any portion of such funds is unexpended or unaccountable, then Executive shall promptly return such unexpended or unaccountable sums to the Corporation.

         (f) Stock Grants and Options.

               (1) Restricted Stock Grant. During the Term of this Agreement, Executive may receive a grant of shares of the Corporation's Common Stock as determined by the Board of Directors in its sole discretion. Except as otherwise provided in this Agreement, in the event the Agreement is terminated for "Good Cause" (as defined in Section 8(d)), the shares granted to the Executive under this provision shall be forfeited; provided however, that in the event the Executive is terminated by the Corporation without Good Cause, the granted shares shall not be forfeited.

               (2) Incentive Stock Options. Upon execution of this Agreement, Executive shall be granted incentive stock options for a total of seven hundred fifty thousand (750,000) shares of the Corporation's common stock under the Corporation's stock option plan (the "Incentive Stock Options"). This grant is effective as of the date of the Agreement (or the date of grant under the plan, if later). One third of such Incentive Stock Options shall become exercisable upon the full execution of this Agreement and the remaining two thirds of such Incentive Stock Options shall become exercisable with one half of the remaining two thirds of the Incentive Stock Options being exercisable on the first anniversary date of the Agreement, and the remaining half of the two thirds of the Incentive Stock Options being exercisable on the last day of the two year initial Term of the Agreement, provided that the Executive has not voluntarily resigned, or has terminated his employment with "Good Cause" (as defined in



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Section 8 (e)), or has not been terminated by the Corporation  with "Good Cause"
as of either of such dates referred to herein this section.

               (3) Non-Vested Shares. If the Executive's employment is terminated by the Corporation without "Good Cause" or by the Executive with "Good Cause" prior to the date on which his right to any shares granted to him pursuant to this Agreement become fully vested and non-forfeitable, the
Executive's rights to any shares granted under this Agreement shall automatically become fully vested upon termination of employment. Notwithstanding the foregoing, if the Executive's employment with the Corporation is terminated by resignation by the Executive upon notice to the Corporation pursuant to this Agreement, or by the Corporation with "Good Cause" pursuant to this Agreement, the non-vested shares shall be forfeited as of the date of resignation or as of the date of termination with "Good Cause".

               (4) Change-in-Control. Notwithstanding (3) above, upon the occurrence of a Change-in-Control of the Corporation, the shares granted to the Executive under this Agreement shall become fully vested and non-forfeitable. For purposes of this Agreement, "Change-in-Control" shall mean (i) the sale of substantially all of the assets of the Corporation to another person or entity (other than an subsidiary or other affiliate of the Corporation), (ii) the acquisition of actual or beneficial ownership of more than fifty percent of the total combined voting power of all classes of Corporation stock entitled to vote by a person or group of persons acting in concert (other than a subsidiary or other affiliate of the Corporation) who did not own more than fifty percent of such on the date of this Agreement, or (iii) the merger of the Corporation into another entity (other than a subsidiary or other affiliate of the Corporation), where the Corporation's shareholders (determined as of the date of the merger) own (directly or indirectly) less than fifty percent of the share of the surviving entity.

               (5) Transfer of Shares. Until any shares awarded under this Agreement become fully vested and non-forfeitable, such shares shall be held by the Corporation in escrow. Upon becoming vested, a Share certificate for the newly vested shares shall be delivered to the Executive as soon as administratively feasible after the date of vesting. The Executive shall have all the rights of a shareholder with respect to the shares held in escrow, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares. Any shares held in escrow under this Agreement shall be held, and a certificate shall be issued, in the name of the Executive. The Executive hereby grants to the Corporation an irrevocable power of attorney to sign any and all documents and to take such other actions as may be necessary to transfer ownership to the Corporation of any forfeited shares.

               (6) Unvested Shares Not Subject to Creditors, Except Corporation. Any shares held in escrow by the Corporation for the Executive under this Agreement are not subject to the claims of the Executive's creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, accelerated or encumbered. Notwithstanding the preceding sentence, any shares deliverable to the Executive under this Agreement may, as determined by the Corporation's Board of Directors in their discretion, be offset by any liability of the Executive owing to the Corporation.

               (7) Section 83(b) Election. The Executive may make a Section 83(b) election to treat any restricted stock that may have been granted to him under Section 5(f) (1) as taxable income at the time of transfer pursuant to this Agreement.



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         6. Training and Confidential Information.  The Corporation will provide
Executive with such  specialized  training as the President and Chief  executive
Officer,  in  his  sole  discretion,   deems  necessary  or  beneficial  to  the
performance of the Executive's responsibilities and duties. The Corporation will also provide confidential and proprietary information to Executive regarding its clients, vendors, employees, sales, purchasing, pricing, services, computer programs, operations, marketing plans and financial performance, which has not been previously provided to the Executive. Executive understands and agrees that after the term of Executive's employment with the Corporation, Executive will not, directly or indirectly, knowingly use or disclose any Confidential Information for any reason other than for the advancement of the Corporation's Business. "Confidential Information" shall mean any information relating to the Corporation's Business (or to any of its parents, subsidiaries or affiliates) (whether proprietary or otherwise) not generally known to the real estate mortgage industry or known by Executive otherwise than as a consequence of or through his employment with the Corporation and treated by the Corporation as being confidential, including, but not limited to, research, marketing, customer lists, databases, financing sources, methods, techniques and systems, all of which shall be deemed by the Corporation and Executive as being Confidential Information.

         7. Restrictive Covenants. In consideration for the commitments made by the Corporation to the Executive in this Agreement regarding the Corporation's employment of Executive, the Corporation disclosing its confidential and proprietary information to him and the Corporation providing training to him, Executive agrees to the restrictions set out in this Section. Executive recognizes and agrees that these restrictions are necessary to protect the Corporation's customer base, good will, confidential information and other business interests.

                  (a) Non-Competition. Executive agrees that during his employment with the Corporation, and for a one-year period following the termination of this Agreement, Executive will not, without the prior written consent of the Corporation, directly or indirectly, either on his own behalf or on behalf of any person, partnership, limited liability company, corporation, association, or otherwise, invest in (other than investments in publicly-owned companies, but excluding the Corporation, which constitute not more than 1% of the voting securities of), or perform any of the services which he performed for the Corporation on behalf of any person or entity which is engaged in the Corporation's Business (as defined in Section 1 of this Agreement) in any geographical area in which Executive performed services for the Corporation.

                  (b) Non-Solicitation. Executive agrees that for a one-year period following the termination of his employment with the Corporation, he will not, directly or indirectly, in any manner solicit or contact any of the Corporation's customers or clients that he had personal contact with during his employment by the Corporation for the purpose of inducing or persuading them to change in any negative way their business relationship with the Corporation.

                  (c) Non-Hire. Executive agrees that during his employment with the Corporation and for a one-year period following the termination of his employment with the Corporation, he will not directly or indirectly, on his own behalf or on behalf of any other person or business entity, (1) hire any person employed by the Corporation during the 60 days prior to his termination, (2) attempt to influence any person employed by the Corporation at the time of his



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termination  to leave his or her employment or (3) use or disclose to any person
or  business  entity  any   Confidential   Information   regarding  any  of  the
Corporation's employees.

                  (d) Non-Access. Executive agrees that following the termination of employment with the Corporation, Executive will not access the Corporation's computer systems, download files or any information from the Corporation's computer systems or in any way interfere, disrupt, modify or change any computer program used by the Corporation or any data stored on the Corporation's computer systems.

                  (e) Consent to Court-Ordered Remedy. Executive acknowledges that Executive's breach of any covenant set forth in this Section 7 will result in irreparable injury to the Corporation and that the Corporation's remedies at law for such a breach are inadequate and extremely difficult to calculate or determine. Accordingly, Executive agrees and consents that upon such a breach or threatened breach by Executive of any covenant set forth herein, the Corporation may be entitled to such remedies in law or equity as may be determined by the court for such a breach or threatened breach.

                  (f) Remedies Cumulative and Concurrent. The rights and remedies of the Corporation, as provided in this Section 7, shall be cumulative and concurrent and may be pursued separately, successively or together against Executive at the sole discretion of the Corporation, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

         8. Termination of Agreement.

          a. Death of the Executive. This Agreement shall automatically terminate upon the death of Executive.

          b. Disability of the Executive. The Corporation may immediately terminate this Agreement upon the delivery of a Notice of Termination (as defined in Section 8(f) of this Agreement) to the Executive setting forth the facts that indicate that a determination has been made that the Executive has a Disability. For purposes of this Agreement, the Executive will be deemed to have a "Disability" under any of the following conditions: (1) the Executive is unable to render and perform substantially and continuously the Executive's duties and services as required by this Agreement by reason of any medically determinable physical or mental condition that is expected to result in death or can reasonably be expected to last for a continuous period of not less than 12 months, (2) the Executive is determined to be disabled in accordance with a disability income insurance program sponsored by the Corporation, provided the definition of disability applied under such program complies with the requirements of Section 409A of the Code, or (3) the Executive is determined to be totally disabled by the Social Security Administration. Upon the request of either party hereto following written notice to the other, the Disability of the Executive in accordance with part (1) of the preceding sentence will be determined by a medical doctor (the "Examining Doctor") who shall be selected as follows: the Corporation and the Executive shall



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               each select a medical doctor,  and those two medical doctors will select a third medical doctor who will be the Examining Doctor. The determination of the Examining Doctor as to whether or not the Executive has a Disability pursuant to part (1) of this
               Section 8(b), will be binding on both parties hereto. For purposes of part (1) of this Section 8(b), the Executive must submit to a reasonable number of examinations by the Examining Doctor, and the Executive hereby authorizes the disclosure and release to the Corporation of such determination and the results of such examinations; provided, however, if the Executive is not
               legally  competent,   the  Executive's  legal  guardian  or  duly
               authorized attorney-in-fact will act in the Executive's stead under this Section 8(b) for the purposes of submitting the Executive to examinations and providing any such authorizations of disclosure.

          c. Upon Notice. After the expiration of the initial Term of two years (as defined in Section 3 of this Agreement), this Agreement may be terminated by (i) the Executive by giving the Corporation written notice of the Executive's intent to terminate without "Good Cause" at least ninety (90) days prior to the anniversary date on which this Agreement would otherwise automatically renew for an additional year; or by (ii) the Corporation giving the Executive written notice of the Corporation's intent not to renew this Agreement at least ninety (90) days prior to the anniversary date on which this Agreement would otherwise automatically renew for an additional year. During the ninety (90) day notice period following either party's notice of intent not to renew and to terminate the employment relationship, Executive agrees to use his best efforts to continue his work for the Corporation until the employment terminates. In the event that the Corporation gives written notice of termination without "Good Cause", the Corporation will continue all compensation and benefits as provided in Section 5 of this Agreement for Executive until the expiration of the full term and duration of the Agreement then in effect with all compensation and benefits being the same as before the notice was given.

          d. Termination by Corporation for "Good Cause". The Corporation may immediately terminate this Agreement upon the delivery of a Notice of Termination with "Good Cause" to the Executive setting forth the facts that indicate that an event constituting "Good Cause" has occurred, or on such later date as may be set forth in such Notice of Termination. For purposes of this Agreement, "Good Cause" shall mean: (1) Executive's gross negligence in performing his duties hereunder or Executive's failure to perform his duties at an acceptable level of performance to the satisfaction of the President and Chief Executive of the Corporation for a continuous period of twenty (20) business days after receiving specific and detailed written notice from the President and Chief Executive of the Corporation setting forth the actions or inactions that constitute the alleged gross negligence as well as the corrective actions requested by the President and Chief Executive of the Corporation to the Executive; (2) Executive's willful and continuous failure or refusal to perform his duties hereunder for a period of twenty (20) business days after receiving specific and detailed written notice from the President and Chief



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               Executive Officer of the Corporation; (3) Executive's intentional
               wrongful  act  or  intentional   wrongful  failure  to  act  that
               materially  and  adversely  affects the  business  affairs of the
               Corporation  as  determined  in good faith by the  President  and
               Chief   Executive   of   the    Corporation;    (4)   Executive's
               non-appealable judicial determination of, or conviction for, any act of fraud, any commission of any felony other than a minor third degree felony (such as a moving traffic violation involving a DWI or a DUI conviction); (5) a material breach of any provision of this Agreement likely to cause material harm or
               damage   to  the   Corporation;   (6)   Executive's   intentional
               involvement in any material conflict of interest or self-dealing transaction in violation of the applicable corporate laws of the State of Texas, or other material breach of any of Executive's quasi-fiduciary duties to the Corporation in violation of the applicable corporate laws of the State of Texas (including, but not limited to, the duties of due care, loyalty, and fair dealing) as determined in good faith by the President and Chief Executive of the Corporation.

          e. Termination by Executive with "Good Cause". In the event that the Executive serves a detailed written notice to the Corporation of Executive's specific assertions of a material breach or a material violation of the terms and conditions of this Agreement by the Corporation (such as failure to pay or a reduction of compensation or benefits, undisputed reimbursement in excess of $2000, significant and substantial reduction of authority or demotion in title and/or position), and such asserted breach or violation remains uncured or continuing for a period of twenty
               (20) business days after such written notice, then Executive shall be entitled to deem his employment terminated with "Good Cause" pursuant to this subsection 8(e) and the Corporation will continue to provide Executive with all the compensation and benefits set forth in Section 5 of this Agreement after such termination until the expiration of the full Term and duration of the Agreement then in effect.

          f. Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice (delivered in accordance with Section 14) that indicates the specific termination provision in this Agreement upon which the party intending to terminate the Agreement is relying and sets forth in reasonable detail the facts and circumstances that provide a basis for termination of the Agreement under such termination provision.

         9. Severance Benefits. In addition to any payments of Base Salary that are due to the Executive pursuant to Section 5 of this Agreement, upon the termination of this Agreement, the Corporation shall pay the Executive, or his Designated Beneficiary (as defined in this Section 9), if at all, as follows:

          a. Termination upon Death or Disability. If this Agreement is terminated in accordance with Section 8(a) or 8(b), the
               Corporation will pay to the disabled Executive or to the Executive's Designated Beneficiary, as the case may be, three months of the Executive's Base Salary at the time of his Death or Disability. The Executive or the Executive's Designated Beneficiary also will be entitled to receive the amount of incentive compensation, which the Executive has earned through the termination of this Agreement as determined in good faith by



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

               the Board of Directors. Further, any restricted stock grants which have been made to the Executive pursuant to this Agreement, any other restricted stock grants to the Executive, and any outstanding stock options granted to the Executive shall become fully vested. Except to the extent otherwise provided in this
               Section 9(a), the Executive or the Executive's Designated Beneficiary shall have no right to receive, and the Corporation shall have no further obligation to pay to the Executive, further monthly installments of compensation or benefits set forth in
               Section 5 of this Agreement. For the purposes of this Agreement, the Executive's "Designated Beneficiary" means such individual beneficiary or trust, located at such address as the Executive may designate by written notice to the Corporation from time to time or, if the Executive fails to give written notice to the Corporation of such a beneficiary, the Executive's estate; provided, however, that, notwithstanding the preceding clause of this sentence, the Corporation shall have no duty under any circumstances to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

          b. Termination by the Corporation without "Good Cause" or by Executive with "Good Cause". If this Agreement is terminated by the Corporation without "Good Cause", or by Executive with "Good Cause", the Corporation will continue to provide Executive with all the compensation and benefits set forth in Section 5 of this Agreement after such termination until the expiration of the full Term and duration of the Agreement then in effect. Any Base Salary to which the Executive is entitled under this Section 9(b) shall be paid in accordance with the Corporation's normal payroll practices.

          c. Termination by the Corporation for "Good Cause" or by the Executive without "Good Cause". If this Agreement is terminated by the Corporation with "Good Cause" or by the Executive without "Good Cause" as defined in this Agreement, or, after the two year original Term of this Agreement, by the Executive in accordance with Section 8(c) of this Agreement whereby Executive serves the notice of his intent not to renew no less than ninety (90) days prior to the anniversary date of this Agreement, the Executive will be entitled to receive his Base Salary with all benefits, (including any incentive bonuses, accrued vacation, and other regular benefits previously accorded Employee) through the date on which the Executive's employment is terminated. The Executive shall not receive, and shall not be entitled to receive, any compensation or benefits thereafter, except as otherwise required in accordance with federal or state law or the terms of the plans or agreements governing the benefits provided hereunder. Any Base Salary to which the Executive is entitled under this Section 9(c) shall be paid in accordance with the Corporation's normal payroll practices.

         10. Return of Property to The Corporation. Upon the termination of his employment by the Corporation, Executive agrees to immediately provide the Corporation with a written inventory of all Corporation-owned property in his possession or under his control and to immediately return to the Corporation all Corporation-owned property in his possession or control. After his termination Executive will not retain copies of any documents or other property belonging to the Corporation.

         11. Required Notice. Executive agrees that prior to beginning any new employment following the termination of his employment with the Corporation and for one year thereafter, Executive will provide the Corporation with 10 business days' written notice regarding Executive's new employment. The notice will identify Executive's new employer, designate the position the Executive will fill for the new employer.

         12. Indemnity. To the fullest extent permitted by law, the Corporation shall indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for the Corporation. In addition, to the fullest extent permitted by law, the Corporation shall promptly and timely pay all expenses, including attorneys' fees, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding challenging such acts of decisions and in connection with any appeal thereon including the costs of settlement. This indemnification obligation shall survive the termination of the Executive's employment hereunder.

         13. Waiver of Breach of Violation Not Deemed Continuing. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

         14. Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, personally delivered or sent by certified mail, return receipt requested as follows:

                        To Executive:   Richard Coleman
                                        5005 Garrick Court
                                        Tampa, Florida 33624
                        To Corporation: Mortgage Assistance Center Corporation
                                        2614 Main Street
                                        Dallas, Texas 75226

         15. Securities Law Compliance. The Executive represents and agrees that any shares Executive receives under this Agreement are and shall be for Executive's own account and with no intention of reselling or distributing the shares, except as permitted under this Agreement and any applicable federal and state securities laws. The Corporation shall have the right to take any actions it may deem necessary or appropriate to ensure that the shares granted to the Executive complies with applicable federal and state securities laws.

         16. Tax Liability. The Corporation may withhold from any payment made pursuant to this Agreement any federal, state or local taxes required to be withheld from such payment. The Executive shall make such arrangements as may be



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

required or be satisfactory to the Corporation (in its sole discretion) for the payment of any tax withholding obligations that arise in connection with the granting of shares under this Agreement. The Corporation shall not be required to issue any shares under this Agreement until such obligations are satisfied.

         17. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Texas. The parties hereto consent to jurisdiction and venue in the Texas state courts in Dallas, Texas and United States District Court for the Northern District of Texas, Dallas Division.

         18. Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

         19. Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Corporation, any of its officers, directors, employees, or agents, and Executive with respect to all mattes relating to the employment by the Corporation of Executive and all other matters contained herein, and this Agreement constitutes the sole and entire agreement with respect thereto. Any representation, inducement, promise or agreement, whether oral or written, between the Corporation, any of its officers, directors, employees, or agents, and Executive, which is not embodied herein, shall be of no force or effect.

         20. Successors and Assignors. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Executive and the respective heirs, personal and legal representatives, successors, and assigns of each.

         21. Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable the remainder of this Agreement or the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable shall be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         IN WITNESS WHEREOF, the Corporation has hereunder caused this Agreement to be executed by its duly authorized offices and seals to be hereunto affixed, and Executive has hereunto set Executive's hand and seal, all being done in duplicate originals delivered to each party as of the day and year first above written.

ACKNOWLEDGED AND AGREED TO:

         "EXECUTIVE": /s/ Richard Coleman
                      -------------------
                      RICHARD COLEMAN

         "CORPORATION": MORTGAGE ASSISTANCE CENTER CORPORATION:

                        /s/ Ron Johnson
                        ---------------
                        By: RON JOHNSON, President/Chief Executive Officer